FOR IMMEDIATE RELEASE	CONTACT: Investor Relations, 713-329-6808 ljhoffmann@lubys.com

FINRA Orders Credit Suisse Securities (USA) LLC to buy back Auction Rate Securities from Luby’s, Inc.

HOUSTON, TEXAS May 27, 2010 – Luby’s, Inc. (“Luby’s”) (NYSE: LUB) announced today that an arbitration panel of the Financial Industry Regulatory Authority (“FINRA”), in a full and final resolution of the issues submitted for determination, ruled that Credit Suisse Securities (USA) LLC ("Credit Suisse") was liable to Luby’s, and ordered Credit Suisse to buy back auction rate securities bought through Credit Suisse at par and to pay interest on them at the par purchase price of the auction rate securities at the rate of 6% per annum from and including May 29, 2010 through and including the date the award is paid in full.

The Award makes no specific findings of fact; however, Luby’s asserted that it had been unable to liquidate its auction rate securities as a result of Credit Suisse’s actions.

As of Luby’s most recent quarterly filing at February 10, 2010, it held $7.1 million par value or $5.2 million fair value in auction rate securities.  As a result of the award, Luby’s expects to record a pre-tax gain of approximately $1.8 million, net of expenses, on the sale of investments in its fourth quarter fiscal 2010, which is a recovery of previously recorded other-than-temporary impairment charges.

Luby’s filed the FINRA claim against Credit Suisse Securities (USA) LLC in October, 2008.  Previously, Credit Suisse denied Luby’s allegations and had refused to buy back the auction rate securities.

“We are happy that the panel ordered Credit Suisse to repurchase these auction rate securities from us at par,” said Peter Tropoli, Luby’s Senior Vice President, Administration and General Counsel.

The FINRA complaint against Credit Suisse asserted that Credit Suisse knew but failed to disclose to Luby’s that auction rate securities were only liquid at the time because broker-dealers and others were artificially supporting and manipulating the auction market to maintain the appearance of liquidity and stability.  Luby’s further alleged that Credit Suisse represented that auction rate securities were equivalent to cash or money market funds, and were suitable for Luby’s to purchase.

Luby’s was represented in the arbitration by Roy Camberg, of the Camberg Law Firm, PC, based in Houston, Texas, as well as Peter Tropoli.

About Luby’s
Luby’s operates 96 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

For more information about Luby’s, visit the Company’s website at www.lubys.com.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.